Exhibit 10.2

SEVERANCE AGREEMENT AND FULL GENERAL RELEASE

This Severance Agreement and Full General Release (“Agreement”) is made and entered into between VERISIGN, INC. and its wholly owned subsidiaries (“the Company”) and TERRY KREMIAN (the “Executive”) dated June 6, 2003 (the “Termination Date”). In consideration of the mutual promises, agreements and releases contained in this Agreement, the parties agree as follows:

A.    The Company’s Agreements

1.    The Company agrees to pay Executive severance pay in the amount equivalent to twelve (12) months of Executive’s salary, minus applicable payroll deductions. Such payments shall be made in a lump sum amount. The Company will issue an appropriate W-2 Form for the payment made pursuant to this Agreement.

2.    The Company agrees to pay three (3) months of Executive’s COBRA medical and dental insurance premium payments. Such payment shall be made in a lump sum amount, minus standard deductions. Effective July 1, 2003, Executive shall become responsible for all COBRA insurance policy premiums, if any.

3.    The Company agrees Executive shall receive payment, at his regular rate of pay, minus applicable payroll deductions, for any accrued earned vacation time and/or sick leave pay, unused as of June 6, 2003.

B.    The Executive’s Agreements

1.    Full and General Release of Liability

In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, Executive agrees to and hereby does, for himself and for each of his heirs, executors, administrators and assigns, forever and irrevocably fully release and discharge the Company (including any subsidiary or affiliated entities, and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which Executive now has, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction before the date of this Agreement, including but not limited to Executive’s employment with the Company and his separation from the Company. This is a General Release. Executive expressly acknowledges that this General Release includes, but is not limited to, Executive’s release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination on the basis of age, race, sex, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or retaliation, under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (29 U.S.C. §§ 621 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), and any other claim under any law prohibiting employment discrimination or relating to employment. Also, Executive understands that this Agreement is not an admission of liability under any statute or otherwise by the Company, and that the Company does not admit but denies any violation of your legal rights.

2.    Executive further agrees that he will not participate or aid in any suit or proceeding (or to execute, seek to impose, collect or recover upon, or otherwise enforce or accept any judgment, decision, award, warrant, or attachment) upon any claim released by him under this General Waiver and Release. Nothing contained in this paragraph is intended to prevent the Executive from responding to a properly issued subpoena.

3.    Executive agrees to make himself available upon reasonable notice from the Company or its attorneys to be deposed, to testify at a hearing or trial, or to accede to any other reasonable request (involving no more than a reasonable period of time) by the Company in connection with any lawsuit either currently pending against the Company or any lawsuit filed after Executive’s separation that involves issues relating to the Executive’s job responsibilities or the decisions made by him during his employment with the Company.

4.    Executive agrees to make himself available to Company management for a period of thirty (30) days from the Termination Date to assist in the orderly transition of the telecommunications business.

5.    Non-competition and Non-solicitation

Except as provided below, during the two (2) years following the Termination Date (the “Restrictive Period”), Executive shall not, in any county, state, country or other jurisdiction in which Company does business or is planning to do business as of the Termination Date:

(i)    directly or indirectly, alone or with others, engage in the business of providing services which are, at the Termination Date, Directly Competitive;

(ii)    be or become an officer, director, stockholder, owner, corporate affiliate, salesperson, co-owner, partner, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, supplier, investor or lender, compensated consultant, advisor or manager of or to, or otherwise acquire or hold any interest in or otherwise engage in the providing of service to, any person or entity that engages in a business that is Directly Competitive; or

(iii)    permit Executive’s name to be used in connection with a business that is Directly Competitive; provided, however, that nothing in this provision shall prevent Executive from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if Executive is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

For purposes of this Agreement, “Directly Competitive” means engaging in providing products, services or technology that compete with Company’s products, services or technology as described in any price list, business plan, or product development plan or proposal of Company in existence as of the Termination Date. Notwithstanding anything in this Agreement to the contrary, products, services or technology shall not be deemed to be Directly Competitive (A) solely as a result of the Executive being employed by or otherwise associated with a business or entity of which a unit provides products, services or technology described in any price list, business plan, or product development plan of the Company in existence on the Termination Date, but as to which the Executive does not have direct or indirect responsibilities, oversight, or any other decision making responsibility, or (B) if the product, service or technology in question provide less than 3% of the consolidated net revenues of the Company for the 2003 fiscal year.

Executive further agrees that during the Restrictive Period:

(a)    Executive will not directly or indirectly solicit away employees or consultants of Company for Executive’s own benefit or for the benefit of any other person or entity; and

(b)    Executive will not directly or indirectly take away or attempt to take away suppliers or customers of Company.

6.    Adequacy of Consideration

Executive acknowledges that the amounts to be paid by the Company under this Agreement are adequate consideration for Executive’s execution of this Agreement.

7.    Confidentiality

Executive agrees to keep the existence and contents of this Agreement confidential and not to disclose the existence, terms or conditions of the Agreement, except to the extent required by law, to any person other than to his spouse, attorney or tax preparer. Executive agrees that before any disclosure is made to his spouse, attorney or tax preparer, Executive will advise the person receiving the disclosure of the confidential nature of this Agreement and will secure the agreement of the person receiving the disclosure to maintain the confidentiality of this Agreement. Executive agrees to keep confidential any trade secret, business or proprietary information which you acquired during your employment with the Company, including, but not limited to, any Company marketing, technology, or sales information, plans, or strategies. This is intended to cover any information of a nature not normally disclosed by the Company to the general public. Executive agrees to refrain from making any derogatory or disparaging remarks, statements or communications about the Company.

8.    Return of Company Property

You agree to return immediately to the Company any and all property of the Company, including any files and any documents prepared for or by the Company.

C.    Voluntary Nature of Agreement and Advice of Counsel

Executive acknowledges that he has read this Agreement and any attached exhibits, understands their terms, and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. Executive is hereby advised to consult with his attorney before signing this Agreement.

D.    Consideration Period and Revocation

Executive has twenty-one (21) calendar days, after the date Executive received the Agreement, within which to consider the Agreement, although he may sign it sooner if he desires. Executive may revoke the Agreement, by delivering a written notice of revocation to Jamie Schultz, Human Resources, within seven (7) calendar days after Executive signs the Agreement. The Agreement will become effective and enforceable on the eighth (8th) calendar day following the date Executive signs the Agreement.

E.    Binding Effect

This Agreement will be binding upon Executive and his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Company and its successors and assigns.

F.    No Liens

Executive represents and warrants that there are no existing or outstanding attorneys’ liens or other liens which are not extinguished or satisfied by the execution of this Agreement. Executive agrees to indemnify and hold harmless the Company for any liability in connection with such liens.

G.    Governing Law

The Parties agree that this Agreement, and any disputes arising out of or related to this Agreement, shall be governed by, construed, and enforced in all respects in accordance with the laws of the State of California, excluding its conflict of laws rules. For all disputes arising out of or related to this Agreement, the Parties submit to the exclusive subject matter jurisdiction, personal jurisdiction and venue of the United States District Court for the Northern District of California. If there is no jurisdiction in the United States District Court for the Northern District of California, then jurisdiction shall be in the State Courts of Santa Clara County, California.

H.    Severability

Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

I.    Complete Agreement

This Agreement contains the entire agreement between Executive and the Company and supersedes all prior agreements or understandings between them on the subject matters of this Agreement. No change or waiver of any part of the Agreement will be valid unless in writing and signed by both Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

VERISIGN, INC.	TERRY KREMIAN
By: /s/ Barry Anderson	/s/ Terry Kremian